EXHIBIT 99.1
Coterra Energy Announces Planned Executive Retirements

HOUSTON, March 6, 2025 - Coterra Energy Inc. (NYSE: CTRA) (“Coterra” or the “Company”) today announced the planned retirements of two executive officers of the Company, Stephen P. Bell, Executive Vice President—Business Development, and Todd M. Roemer, Vice President and Chief Accounting Officer. Mr. Bell intends to retire in late 2025 and Mr. Roemer intends to retire in 2026 after the filing of the Company’s 2025 Form 10-K.

Mr. Bell will be retiring after nearly 50 years in the industry, including over 30 years spent at Coterra and predecessor companies, serving in various senior roles in Business Development and Land. Mr. Roemer will be retiring from a nearly 30-year accounting career, over half of which was dedicated to Coterra and its predecessor as Chief Accounting Officer and Controller. Prior to joining Coterra in 2010, Mr. Roemer spent 14 years at PricewaterhouseCoopers LLP.

Tom Jorden, Chairman, Chief Executive Officer, and President commented, “It would be hard to overstate Steve Bell’s contribution to building Coterra, Cimarex, and Key Production. His guidance and friendship have been instrumental to me over the years, as they have been to our organization and his extensive contacts throughout the industry. I am grateful for the years that Steve has dedicated to our endeavors and our organization. We are better because of his efforts. Todd Roemer defines the words competence and professionalism, and his legacy of attention to detail, calm measured judgment, and deep knowledge will live on in our hallways through those he has mentored. After leaving a successful career in public accounting, Todd helped grow Cabot and Coterra into premier companies built on a foundation of transparency and integrity. We are deeply grateful to both Steve and Todd. Their fingerprints will be all over the future success of Coterra, and we expect a smooth transition for each role over the coming year.”

About Coterra Energy
Coterra is a premier exploration and production company based in Houston, Texas with focused operations in the Permian Basin, Marcellus Shale and Anadarko Basin. We strive to be a leading energy producer, delivering sustainable returns through the efficient and responsible development of our diversified asset base. Learn more about us at www.coterra.com.

Investor Contact
Daniel Guffey – Vice President of Finance, IR, and Treasurer
281.589.4875
Hannah Stuckey – Investor Relations Manager
281.589.4983